Exhibit 5.1

Joe Laxague

Partner

jlaxague@cronelawgroup.com

October 6, 2025

TG-17, Inc.

85 Broad Street

New York, New York 10004

Re: TG-17, Inc.; Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for TG-17, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the public offering and sale of the following securities of the Company (the “Securities”) by the Registered Stockholders named therein:

1. Up to 3,584,384 shares of common stock of the Company, to be issued prior to the effective date of the Registration Statement to the current holders of the Company’s Series CF-1 Preferred Stock and Series CF-2 Preferred Stock upon conversion of all shares of the Company’s Series CF-1 Preferred Stock and Series CF-2 Preferred Stock (the “CF Conversion Shares”);

2. Up to 180,241 shares of the Company’s currently issued and outstanding common stock (the “Outstanding Shares”);

3. Up to 1,626,800 shares of common stock issuable upon conversion of 329,671 shares of Series C Preferred Stock of the Company (the “Series C Conversion Shares);

4. Up to 1,333,335 shares of common stock issuable upon exercise of warrants to purchase Common Stock issued by the Company to the holder of the Company’s Series C Preferred Stock (the “Series C Warrant Shares”)

5. Up to 1,477,857 shares of common stock issuable upon conversion of 682,770 shares of Series E Preferred Stock of the Company (the “Series E Conversion Shares”); and

6. Up to 87,681 shares of Common Stock issuable upon exercise of warrants to purchase common stock issued to certain holders of the Company’s Series CF-2 Preferred Stock (the “CF-2 Warrant Shares”).

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891

1 East Liberty St., suite 600, Reno, NV 89501 | 775-234-5221

TG-17, Inc.

October 6, 2025

Page | 2

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, including the Certificates of Designation for the Company’s Series CF-1 Preferred Stock, Series CF-2 Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) the common stock purchase warrants issued to the holder of the Company’s Series C Preferred Stock; (f) the common stock purchase warrants issued to certain holder of the Company’s Series CF-2 Preferred Stock; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

a. The CF Conversion Shares, when issued upon conversion of the Company’s Series CF-1 Preferred Stock and Series CF-2 Preferred Stock, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

b. The Outstanding Shares are validly issued, fully paid and non-assessable shares of common stock in the Company.

c. The Series C Conversion Shares, when issued upon conversion of the Company’s Series C Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

d. The Series C Warrant Shares, when issued and paid for upon exercises of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

e. The Series E Conversion Shares, when issued upon conversion of the Company’s Series E Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

f. The CF-2 Warrant Shares, when issued and paid for upon exercises of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.